Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREATD, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0645394
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2050 Center Avenue Suite 640

Fort Lee, New Jersey 07024

(201) 258-3770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeremy Frommer

Co-Chief Executive Officer

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

Adele Hogan, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered	Offering Price per Share	Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share, issuable upon conversion of the Notes	224,503	$3.52	$790,250.56	$86.22

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 20, 2021.

PROSPECTUS

CREATD, INC.

224,503 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 224,503 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Offering”) pursuant to the WHE Agency Stock Acquisition (as defined within). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 14 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “CRTD”. On August 19, 2021, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $2.63 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Creatd,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Creatd, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

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SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 14, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Overview

Creatd is a technology company focused on providing economic opportunities for creators. We accomplish this through four main business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios. Together, Creatd's pillars work together to create multiple flywheel effects and growth drivers, supporting our core vision of creating a viable ecosystem for all stakeholders in the creator economy.

Creatd Labs, our first pillar, is dedicated to building a home base for creators of all kinds. Creatd Labs houses our proprietary technology platforms, including Creatd’s flagship product, Vocal and its 39 niche communities. Vocal is an all-in-one platform where creators can share their stories, build an audience, and earn money. To date, over 1 million creators now call Vocal their home, from bloggers to podcasters, makers, musicians, photographers, and more.

Creatd Partners, Creatd’s second pillar, fosters relationships between creators and brands. This pillar houses Creatd’s three primary agency businesses: Vocal for Brands (content marketing), Seller’s Choice (performance marketing), and WHE Agency (influencer marketing). Creatd Partners leverages its network of brands and influencers, along with resources from across Creatd, to help direct-to-consumer brands achieve conversions and reach their target audiences, while driving success  for all of Creatd’s stakeholders.

Creatd Ventures, our third pillar, invests in creators and helps them evolve into entrepreneurs, by providing needed capital, operational resources, and marketing expertise. This pillar houses Creatd's portfolio of e-commerce businesses, both majority and minority-owned, including Plant Camp, Untamed Photographer, with additional transactions still in progress. The ideal candidate for a Creatd Ventures partnership is an individual that shares in our mission of serving the creator economy and are accretive to our pillars.

Creatd Studios is our fourth pillar, focused on identifying opportunities to leverage Creatd’s stories–including those from Vocal creators and from our owned IP library–for transmedia production and adaptation to print, podcasts, TV, film, digital video, games, comics, and more. Housed under Creatd Studios is Creatd’s intellectual property and legacy media assets, including acquired artwork, photographs and media memorabilia. Creatd Studios represents an initiative by Creatd to revitalize and transform this content, by partnering with the entertainment and publishing industries on bespoke productions, while utilizing Vocal’s technology, data, and marketing capabilities for optimal distribution.

Creatd Labs

Creatd Labs is building the home base for creators.

Vocal

Vocal, Creatd’s flagship product, is a robust, proprietary technology platform that provides best-in-class tools, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and get rewarded. Creators of all types call Vocal their home, from bloggers to podcasters, makers, musicians, photographers, and more.

Vocal+ is Creatd’s premium subscription membership program. Vocal+ members pay a membership fee for premium features, including receiving increased earnings for their content, reduced platform processing fees for Tips received, a Vocal+ badge on their creator page, eligibility to participate in exclusive Vocal+ Challenges, and more. Creators may sign up for a Vocal+ membership when they create an account, or they can upgrade an existing Vocal Free account to a Vocal+ account at any time.

Since its initial launch in 2016, Vocal has grown to be one of the fastest growing communities for content creators of all shapes and sizes. As of June 30, 2021, Vocal had reached over 1 million freemium creators and over 30,000 Vocal+ paid subscribers across its 39 owned and operated niche communities. Subsequent to the second quarter 2021, the Company announced that Vocal reached a new high with over 1.1 million freemium creators.

Vocal provides a broad stage for creators to connect with fans and find new audiences. In addition to enabling access to millions of unique monthly visitors, the platform provides creators with a full suite of tools and services for content creation, discovery, distribution, and monetization.

Why Over 1 Million Creators Choose Vocal:

●	Easy-to-use, Open-Canvas Content Creation Editor: Vocal’s storytelling tools enable creators to produce beautiful and engaging stories in a simple, user-friendly interface, and incorporate rich-media content of all kinds, including streaming content, photos, videos, podcasts, product links, written text, and more. Vocal’s open canvas content creation editor makes it easy to create high-quality and engaging stories and is a cost-effective alternative to managing a blog content management system (CMS).

●	Numerous Monetization Features: Both of Vocal’s membership tiers–Vocal freemium and the Vocal+ premium tier – provide multiple monetization opportunities for creators. Creators can earn money i) every time their story is read, ii) by competing in Challenges, iii) by receiving Bonuses, iv) by collaborating on branded content campaigns through the company’s in-house agency, Vocal for Brands, v) through ‘Subscribe,’ which enables creators to receive payment directly from their audience via monthly subscriptions and one-off microtransactions. vi) through the Vocal Ambassador Program, which enables creators to receive additional rewards whenever they refer a new Vocal+ member. For freemium members, content ‘reads’ are monetized at a rate of $3.80 per 1,000 reads (calculated based on time on page, scrolling behavior, and other internal metrics), whereas Vocal+ members monetize at $6.00 per 1,000 reads. These rates are subject to change based on market trends or the introduction of additional features and plan tiers.

●	Brand-safe advertising platform: Vocal was designed to target consumers in an authentic, non-interruptive way. Brand partnerships and collaborations allow companies tap into the power of Vocal through campaign-optimized stories, authored by real Vocal creators, that build brand affinity, trust, and drive sales.

●	Transparent Performance Data: Creators can view their “Stats” at any time to view their individual performance data, such as how many Reads a given story received, how much money they have earned, and how many Tips, Bonuses, or ‘Likes,’ they received. Additionally, Vocal users have the ability to view key metrics such as community-specific data and Vocal+ membership data.

●	Valuable Audience: The nature of Vocal’s genre-specific (niche) community structure is such that it generates a positively selected audience, a quality which makes Vocal an attractive prospect for creators and brands alike. In a niche community, audiences are inherently more likely to be interested in the particular content housed in that community.

Creatd Partners

Creatd Partners fosters relationships between brands and creators through its agency services, which encompass content marketing, performance marketing, and influencer marketing.

Vocal for Brands

All brands have a story to tell, and our creator community helps them tell it. Vocal for Brands, Creatd's internal content marketing studio, specializes in pairing leading brands with authentic Vocal creators to produce marketing campaigns that are non-interruptive, engaging, and direct-response driven.

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Authentic Storytelling: Our internal data group partners brands with real Vocal creators to tell their brand’s story in a way that is both engaging and trustworthy. In addition, brands can opt to sponsor a Challenge, which effectively yield a collection of crowdsourced branded content for brands and help them reach a wider audience.

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Valuable Audience: Vocal’s first-party data provides an opportunity to create highly targeted and segmented audiences to promote branded content. Most importantly, Vocal’s technology helps brands target the right audience by utilizing and applying that first-party data.

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Transparent Analytics: For every campaign we produce, our brand clients have access to story performance data, engagement data, behavioral data, and interest data. Brands can apply this data to further increase awareness and optimize audience targeting.

Vocal’s first-party data enables our team to create highly targeted and segmented audiences for Vocal for Brands campaigns, and help the brand reach their ideal audience. Brands can access story performance data, engagement data, behavioral data, and sentiment data, all of which is used to further optimize the campaign’s success. The combination of Vocal’s hyper-engaged audiences, user-generated communities, and brand-safe environment help brands achieve maximum ROAS (return on ad spend).

Vocal for Brands typically collects fixed fees ranging from $30,000 to $50,000, depending on campaign duration and specific client objectives.

Additionally, brands can collaborate with Vocal on a sponsored Challenge, prompting the creation of high-quality stories that are centered around the brand’s mission and further disseminated through creators’ respective social channels and promotional outlets.

Seller’s Choice

In addition to Vocal for Brands, Creatd supports brands by providing managed and performance marketing services through Seller’s Choice. an in-house marketing agency for DTC (direct-to-consumer) and e-commerce clients. Acquired by Creatd in September 2019, Seller’s Choice provides direct-to-consumer brands with design, development, strategy, and sales optimization services. Its status as an Amazon Solution Provider and its weighty operational structure made it an ideal candidate for acquisition in late 2019. Creatd’s business model is built to absorb distressed operational infrastructures, integrate the few best components, and shed the non-essential costs.

WHE Agency

The WHE Agency, acquired by Creatd in 2021, was founded by Tracy Willis with the goal of supporting top creators and influencers, by connecting them with leading family and lifestyle brands and global audiences. Today, WHE represents a roster of over 60 family and lifestyle-focused creators, that collectively reach an audience of over 55 million.

Creatd Ventures

Creatd Ventures houses Creatd's portfolio of e-commerce businesses, both majority and minority-owned as well as associated e-commerce technology and infrastructure. The Company supports founders by providing capital, as well as a host of services including design and development, marketing and distribution, and go-to-market strategy. Currently, the Creatd Ventures portfolio includes:

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Camp, previously Plant Camp, creates healthy upgrades of classic kid-friendly foods, combining the delicious flavors kids love and the hidden veggies and nutrients that parents want. Camp, launched in 2020, represents the first investment in the Creatd Ventures portfolio.

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Launched in second quarter 2021, Untamed Photographer is an online art marketplace that couples limited-edition, hand-selected wildlife photography, with the compelling stories behind each shot. Untamed Photographer has cultivated a network of international environmental artists who preserve the beauty of the planet through their art, donating a portion of profits back to environmental causes.

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In third quarter 2021, the Company announced its intent to purchase a controlling stake in Wobble Wedge. Originally a Creatd Partners client, Wobble Wedge has disrupted the home improvement category with its multi-patented product: an innovative system of tapered shims that have become a staple tool for home improvement, restaurant owners, plumbers, artists, hobbyists, and more.

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Additionally in third quarter 2021, the Company announced its intent to purchase a controlling stake in Dune Glow Remedy. Brought to market in 2021, Dune Glow Remedy is a beverage brand focused on promoting wellness and beauty from within. Each beverage in its product line is meticulously crafted with functional ingredients that nourish skin from the inside out and enhance one's natural glow.

Opportunistic Acquisition Strategy

Creatd’s extensive brand and founder network creates a positively-selected pool of potential targets for opportunistic e-commerce ventures. The ideal candidate is one that shares in our mission of serving the creator economy and that is aligned with our pillars.

Investment framework:

●	Revenues accretive immediately, or soon thereafter

●	Flexible cap structure

●	Strong management team

●	Lean operations & outsourced business model

●	Cash & stock structured transactions

Creatd Studios

The goal of Creatd Studios is to elevate creators’ stories to TV, film, books, podcasts, video, and more.

●	Transmedia Assets

With millions of compelling stories in its midst, Creatd’s technology surfaces the best candidates for transmedia adaptations, through community and creator data insights. Then, Creatd Studios helps creators tell their existing stories in new ways, by partnering them with entertainment and publishing studios to create unique content experiences that accelerate earnings, discoverability, and open doors.

●	OG Gallery

Acquired by Creatd's founders, the OG Collection is an extensive library of original artwork and imagery from the archives of some of the most iconic magazines of the 20th century. OG Gallery is an exploratory initiative aimed at identifying opportunities to propel the OG Collection into a new technological sphere: the NFT marketplace.

Moderation and Compliance

One of the key differentiating factors between Vocal and most other user-generated content platforms is the fact that each story submitted to Vocal is run through the Company’s proprietary moderation process before it goes live on the platform. The decision to implement moderation into the submission process was in direct response to the rise of misinformation and bad actors on many social platforms. In response to these inherent pitfalls within the content landscape, Vocal’s proprietary moderation system combines the algorithmic detection of copyrighted material, hate speech, graphic violence, and nudity, and human-led curation to ensure the quality and safety of each story published on Vocal, thus fostering a safe and trustworthy environment for creators, audiences, and brands. Moderation and compliance are more important than ever in a world where ambiguity can systematically damage value. Vocal’s enforcement of community guidelines and emphasis on content moderation protects the platform, its creators, and Creatd shareholders.

Trust and safety are paramount to the Vocal ecosystem. We follow best practices when handling personally identifiable information, with guidance from the European Union’s General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and the Digital Millennium Copyright Act (DMCA).

Platform Compliance Policies include:

●	Human-led, technology assisted moderation of every story submitted;

●	Algorithmic detection of hate speech, nudity, and copyright infringement;

●	Brand, creator, and audience safety enforced through community watch; and

●	The rejection of what we consider toxic content, with the understanding that diverse opinions are encouraged.

Technology Development

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry-leaders such as Atlassian, a $43-billion Australian technology company. Some of the key differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators. Vocal’s architecture allows it to do more with less cost and provides a model capable of turning a profit.

Additionally, the Vocal platform and its underlying technology allows us to maintain an advantageous capital-light infrastructure. By using cloud service providers, we are able to focus on platform and revenue growth rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms. Vocal’s technology has been specifically designed and built to scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, Spotify, etc.). Thus, our platform can accommodate rich media content of all kinds without bearing the financial or operational costs associated with hosting the rich media itself. In addition to the benefits this framework affords to the Company, it is the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Application of First-Party Data

Creatd’s business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company and the key advantages of its closed ecosystem strategy, which we refer to as the Creatd Cycle.

In its simplest definition, first-party data is data that you collect directly from your customers. Even the most simplistic blog website is collecting some degree of first-party data; Creatd’s edge is in its application of that data. Our organization is constantly collecting a tremendous amount of first-party behavioral data extracted from the Vocal platform. To date, we have collected hundreds of millions of data points around our customers and our audiences.

Importantly, we do not sell that data, that being a common monetization opportunity for many other businesses. Instead, we use our collected first-party data for the purposes of bettering the platform. Specifically, our data helps us understand the behaviors and attributes that are common among the creators, brands, and audiences within our ecosystem. We then pair our first-party Vocal data with third-party data from distribution platforms such as Facebook and Snapchat to provide a more granular profile of our creators, brands, and audiences.

It is through generating this valuable first-party data that we can continually enrich and refine our targeting capabilities for branded content promotion and creator acquisition, and specifically, to reduce our creator acquisition costs (CAC) and subscriber acquisition costs (SAC). Lower acquisition costs combined with increasing lifetime value (LTV) per subscriber, means that our enterprise value is accelerating each time we acquire a new user. We anticipate the lifetime value of our subscribers to increase as we introduce more features that cater to the needs of our creators. It is Vocal’s unique capability to collect and apply first-party behavioral data that allows us to simultaneously increase the LTV of our subscribers over time, while lowering the cost to acquire them. In fact, the link between incentivizing creators and lowering creator acquisition costs is a primary focus of the data science team, and an important consideration for every feature we develop for the Vocal platform.

Competition

The idea for Vocal came as a response to what Creatd’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. Depreciating value of digital media business models built on legacy technology platforms created a unique opportunity for development of a creator-centric platform that could appeal to a global community and, at the same time, be capable of acquiring undervalued complimentary technology assets.

Creatd’s founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Vocal is most commonly discussed as a combination of:

●	Medium, a platform for writers built by former Twitter founder Ev Williams;

●	Reddit, a social news aggregation, web content rating, and discussion website; and

●	Patreon, a membership platform that provides business tools for content creators to run a subscription service.

Importantly, Creatd does not see Vocal as a substitute or competitor to segment-specific content platforms, such as Vimeo, YouTube, Instagram, or SoundCloud. We do not want to replace anyone; we built Vocal to be accretive to the entire digital ecosystem. In fact, one of the most powerful components of our technology is the fact that Vocal makes it easy for creators to embed their existing published content, including videos, songs, podcasts, photographs, and more, directly into Vocal. We see this as a growth opportunity by building partnerships with the world’s greatest technology companies and to further spread our roots deeper into the digital landscape.

Revenue Model

Creatd’s revenues are primarily generated through:

●	Creator Subscriptions: Vocal+ subscription offering provides creators with increased monetization and access to premium tools and features. At approximately $10 per month, Vocal+ offers creators a strong value proposition for freemium users to upgrade, while providing a scalable source of monthly recurring gross revenue for Creatd. Management projects 100,000 paid subscribers in 2021.

●	Marketing Partnerships: Vocal partners with leading brands and creators through its internal content studio, Vocal for Brands, to produce influencer and content marketing campaigns, including sponsored Challenges, that leverage the power of Vocal. Branded stories and Challenges are optimized for conversions, distributed to a targeted audience based on Vocal’s first-party data, and are optimized for conversions to maximize revenue growth.

●	Managed Services: Creatd’s in-house marketing agency for e-commerce, Seller’s Choice, provides direct-to-consumer brands with design, development, strategy, and sales optimization services.

●	Platform Processing Fees and Microtransactions: With Tipping and other types of microtransactions, audiences can engage and support their favorite Vocal creators by actively investing in their creativity. Vocal takes a platform processing fee on all transactions. Each Tip sent on Vocal generates revenue for the Company in the form of platform processing fees. For Vocal Free creators, we retain a 7% platform processing fee for every Tip exchanged. For Vocal+ creators, we retain a 2.9% platform processing fee.

●	Affiliate sales: Vocal generates revenue through affiliate marketing relationships, which pays the Company a percentage of purchases made on our platform. Affiliate relationships include Amazon, Skimlinks, Tune, and more. This represents a unique opportunity in the post-pandemic environment where brands need expansive distribution pipelines such as Vocal to reach broader audiences.

●	E-commerce: Our e-commerce strategy involves revitalizing archival imagery and media content in dormant legacy portfolios. Our curation and data capabilities have helped us create scalable and definable value for our internal collection of media assets through financing, trademarking, licensing, and production opportunities. Creatd has an exclusive license to leverage the stories housed on Vocal, reimagining them for films, episodic shows, games, graphic novels, collectibles, books, and more.

Growth Strategy:

Continued growth is likely to be achieved by focusing on the following key areas:

●	Creator Growth: Vocal brings new creators, their audience, and brands to its platform through organic growth, performance marketing, and brand-building campaigns that drive awareness. As the Vocal team continues to collect first-party behavioral data, we are able to further refine an ideal user profile and hone a specific targeting strategy to effectively scale the platform’s creator base. Our product roadmap includes new features that will work to incentivize creators to help us expand the Vocal network organically; upcoming features include creator referrals and gated content, which will enable creators to utilize Vocal’s microtransaction capabilities to charge recurring fees for exclusive content. With these new features, creators will have further opportunities to get discovered and earn on Vocal, which works to the benefit of the entire platform.

●	Brand Partnerships: Continued investment in new product offerings for brand storytelling on Vocal with the goal of increasing the value to brands in the form of analytics, audience engagement, and conversion data for their products and services. The Vocal for Brands in-house content studio is constantly evolving in order to elevate brand relationships, both qualitatively and quantitatively.

●	Licensing and Transmedia Opportunities: In collaboration with other production and media companies, as well as with our expanding user base, we look for content that can be leveraged for adaptation to film, television, digital shorts, books, and comic series. We believe that Vocal’s ever-expanding community of creators and influencers affords us with the unique opportunity to cultivate these relationships. This initiative is referred to by the Company as Recreatd.

●	White Label Opportunities: White-labeling Vocal’s underlying platform architecture can be utilized for application in a range of industries, including use by sports franchises, trade companies, education organizations, companies in the financial sector, and others. An example of a white label installation of Vocal currently on our drawing board is a platform called Give. The idea behind Give is to borrow Vocal’s topic-specific community structure and adapt it for the non-profit sector. The Give platform would function as a network of vetted, verified organizations for which creators can raise awareness, funding or discussions using Vocal’s existing features like storytelling tools, community engagement, and microtransactions. Give will provide charities with the tools and resources to capture attention and donations in what is a saturated non-profit space.

●	Vocal Global: Vocal Global is Creatd’s new market expansion strategy for applying Vocal’s technology to international platform opportunities. While the U.S., U.K., and Canada represent the vast majority of our audience, we believe there will be significant demand for our product in overseas markets–including Asia, the Middle East, and South America–particularly for foreign language installations of the product, an initiative which Creatd refers to as “Content Without Borders.”

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments that are accretive and can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions when presented with opportunities that are in the interest of shareholder value.

Recent Developments

Management Restructuring

On August 13, 2021, our Board of Directors approved the restructuring of the Company’s senior management team to be comprised of two Co-Chief Executive Officers and appointed Jeremy Frommer and Laurie Weisberg to such positions (the “Management Restructuring”).  Additionally, Justin Maury was appointed Chief Operating Officer and will retain his position as President. Prior to the Restructuring, Mr. Frommer served as the Company’s Chief Executive Officer and Ms. Weisberg served as the Company’s Chief Operating Officer. Mr. Frommer and Ms. Weisberg will continue to serve as a members of the Company’s Board of Directors.

WHE Agency Stock Acquisition

On July 20, 2021 (the “Effective Date”), the Company entered into, through Creatd Partners, a Stock Purchase Agreement (the “Purchase Agreement”) with the Selling Stockholders, pursuant to which Creatd Partners acquired from the Selling Stockholders, subject to the terms and conditions of the Purchase Agreement and other related agreements (the “Transaction Documents”), 1,158,000 shares of common stock of WHE Agency, Inc. (“WHE Agency”), a talent management and public relations agency that primarily focuses on representation and management of family and lifestyle-focused influencers and digital creators. The equity interest acquired in the Transaction (as defined below) along with the Voting Agreements described below equals fifty-five (55%) of the voting power and forty-four (44%) of the ownership of WHE Agency’s issued and outstanding shares, determined on a fully diluted basis post-transaction.

In connection with entering into the Purchase Agreement, Creatd Partners entered into a certain Voting Agreement and Proxy (the “Voting Agreement”) with certain beneficial owners that collectively own 11% percent of WHE Agency’s issued and outstanding restricted common stock (“Restricted Stockholders”). Through the Voting Agreements entered into with the Restricted Stockholders, Creatd Partners effectively controls 55% of the total voting power of the Company in the aggregate. The Voting Agreements generally require that the stockholders who are party to the Voting Agreements vote or cause to be voted their WHE Agency shares, and execute and deliver written consents and otherwise exercise all voting and other rights with respect to the WHE Agency shares at the direction of Creatd Partners. In addition, in connection with the Voting Agreements, the Restricted Stockholders delivered irrevocable proxies to Creatd Partners. The Voting Agreements terminate upon the twenty-year anniversary of executing the Voting Agreements.

Pursuant to the Purchase Agreement, the Selling Stockholders sold, transferred, assigned, conveyed and delivered to Creatd Partners their respective issued and outstanding shares of common stock in WHE Agency (the “Transaction”).  The aggregate closing consideration of the Transaction was $935,000, which consisted of a combination of cash, in the amount of $144,750 (“Cash Consideration”), and the remaining $790,250 issued to the Selling Stockholders in the form of 224,503, par value $0.001 per share, shares of the Company’s restricted common stock (“Closing Share Consideration”). Pursuant to the Purchase Agreement, the Company agreed to prepare and file with the SEC a registration statement covering the resale of those 224,503 of the shares of Common Stock (the “Shares”).

The Transaction closed on July 23, 2021 (the “Closing”). At the Closing, Sellers received their respective portion of the aggregate closing consideration in the form of a combination of Cash Consideration and Closing Share Consideration, except for 5% of the total Closing Share Consideration that will be subject to a twelve (12) month Indemnification Holdback Period, as defined in the Purchase Agreement.

May 2021 Financing

On May 14, 2021, the Company entered into a securities purchase agreement Financing Agreement with three accredited investors, whereby, at the closing, the Investors have agreed to purchase from the Company (i) convertible notes in the aggregate principal amount of $4,666,668 (the “Notes”), inclusive of original issuance discount, and (ii) 1,090,908 warrants (the “Warrants”) to purchase shares of the Company’s common stock. The Notes have a maturity date of November 14, 2022, with monthly installment payments due beginning six months from the date of issuance of the Notes. The Notes do not bear interest except in connection with a default, as described in the Notes. The Notes are convertible into shares of Common Stock at a fixed price of $5.00 per share, subject to adjustment as set forth in the Notes. The Company received $4.0 million of gross proceeds from the sale of the Notes and the Warrants, reflecting an original issuance discount on the Notes of $666,668.

The Warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $4.50 per share.

Pursuant to the Financing Agreement, promptly, but in any event no later than 15 business days, the Company agreed to prepare and file with the SEC a registration statement covering the resale of the shares of Common Stock underlying the Notes and Warrants.

In connection with the Financing Agreement, the Company entered into that certain Security Agreement, granting a security interest in favor of Lind Global Macro Fund, LP as agent for the Investors (“Security Agreement”); and that certain Trademark Security Agreement, granting a security interest in certain trademark collateral in favor of Lind Global Macro Fund, LP as agent for the Investors (the “Trademark Security Agreement”).

The closing of the Financing Agreement occurred on May 17, 2021.

Nasdaq Letter of Reprimand

On January 4, 2021, the Company received a letter from the staff of The Nasdaq Capital Market (the “Exchange”) notifying the Company that the Exchange had determined to delist the Company’s common stock and warrants from the Exchange based on the Company’s non-compliance with the Exchange’s (i) $5 million stockholders’ equity requirement for initial listing pursuant to Nasdaq Listing Rule 5505(b), (ii) the $2.5 million stockholders’ equity requirement or any of the alternatives for continued listing pursuant to Nasdaq Listing Rule 5550(b), and (iii) the Company’s failure to provide material information to the Exchange pursuant to Nasdaq Listing Rule 5250(a)(1).

On February 11, 2021, the Company met with the Exchange’s Hearings Panel (the “Panel”) with respect to such determination, in accordance with the Exchange’s rules and, pursuant to such request by the Company to appeal, the delisting of the Company’s securities and the Form 25 Notification of Delisting filing was stayed pending the Panel’s decision.

On March 9, 2021, the Exchange notified the Company that the Panel had determined to continue the listing of the Company on the Exchange. Notwithstanding the Panel’s determination to continue the listing of the Company’s securities on the Exchange, the Panel issued a public reprimand letter to the Company, pursuant to Listing Rule 5815(c)(1)(D), based on its finding “that the Company failed to meet the initial listing criteria with respect to stockholders’ equity and failed to provide Nasdaq with material information with respect to that deficiency.” Specifically, the Panel found that the Company failed to comply with Listing Rule 5250(a)(1), requiring it to notify Nasdaq of certain significant developments that led to the Company’s prior representations about its ability to satisfy the initial listing requirements being inaccurate. In reaching its determination to continue the listing of the Company on Nasdaq, the Panel acknowledged that the Company has since demonstrated compliance with the initial listing requirement for stockholders’ equity and all other applicable initial listing requirements. The Panel also determined that the violations were inadvertent and that the Company had relied on advice of counsel at the time in its interactions with the Nasdaq staff (“Staff”). The Panel also acknowledged the Company’s efforts to implement structural changes within the Company to avoid similar misstatements in the future and that would allow for proper accounting and disclosure on an ongoing basis.

A Panel Monitor has been implemented under Listing Rule 5815(d)(4)(A) for a period of one year from the date of the Letter. In the event that the Company becomes deficient with respect to any continued listing requirement, the Company will not be afforded the opportunity to submit a compliance plan for Staff’s consideration and Staff will issue a Delist Determination Letter and promptly schedule a new hearing under Listing Rule 5810(c)(2), at which the Company may present a compliance plan for the Panel’s consideration. In the event of a new hearing, any suspension or delisting action would be stayed pending the completion of the hearings process and the expiration of any additional extension period granted by the Panel following the hearing.

Sale of Series E Convertible Preferred Stock

On December 29, 2020 (the “Effective Date”), the Company entered into securities purchase agreements (the “Purchase Agreement”) with thirty-three accredited investors (the “Investors”), whereby, at the closing, the Investors have agreed to purchase from the Company an aggregate of (i) 7,778 shares of the Company’s Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”); and (ii) 2,831,715 warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Series E Preferred Stock is convertible into a total of 1,887,810 shares of Common Stock (the “Conversion Shares”). The combined purchase price of one Conversion Share and one and a half Warrant was $4.12. The aggregate purchase price for the Series E Preferred Stock and Warrants was $7,777,777.77. The closing for the purchase of 7,738 shares of Series E Preferred Stock, convertible into 1,878,101 shares of Common Stock, and 2,817,152 Warrants occurred on between December 29 and December 31, 2020. The closing for the remaining 40 shares of Series E Preferred Stock, convertible into 9,709 shares of Common Stock, and 14,563 Warrants occurred on January 4, 2021.

Appointment of New Director

On October 27, 2020, the Board of the Company increased the size of the Board to six members and appointed LaBrena Martin to fill that newly-created vacancy and serve as a member of the Board. In connection with her appointment to the Board, the Board appointed Ms. Martin to serve as a member of the Audit and Compensation Committees and as the Chair of the Nominating and Corporate Governance Committee. Ms. Martin will hold office until the next annual meeting of stockholders, or until her successor is duly elected and qualified or her earlier resignation or removal.

Appointment of Chief Operating Officer

Effective September 28, 2020, the board of directors of the Company appointed Laurie Weisberg as Chief Operating Officer of the Company. Ms. Weisberg also currently serves as a member of the Company’s board of directors.

Underwritten Offering and Uplisting to Nasdaq

On September 15, 2020, Company consummated an underwritten public offering (the “Offering”) of 1,725,000 units of securities (the “Units”), with each Unit consisting of (i) one share of common stock, par value $0.001 per share, and (ii) one warrant to purchase one share of Common Stock (the “Warrants”). The Offering was conducted pursuant to an Underwriting Agreement, dated September 10, 2020, by and between the Company and The Benchmark Company, LLC, acting as the representative (the “Representative”) of the several underwriters named therein (the “Underwriting Agreement”). In connection with the Offering, the Company granted the underwriters a 45-day option to purchase up to 258,750 shares of Common Stock and/or 258,750 Warrants to purchase Common Stock to cover over-allotments, if any.

The public offering price per Unit was $4.50. The shares of Common Stock and Warrants were issued separately and are immediately separable upon issuance. Each Warrant represents the right to purchase one share of Common Stock at an exercise price of $4.50 per share, expiring 5 years from the date of issuance.

On September 15, 2020, the Company entered into a Warrant Agreement with Pacific Stock Transfer (“Pacific Stock”), appointing Pacific Stock as Warrant Agent for the Warrants for purposes of the Offering (the “Warrant Agreement”). A registration statement on Form S-1 (File No. 333-238514) relating to the Offering was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 20, 2020 and was declared effective on September 10, 2020. Upon the closing of the Offering, Pacific Stock issued the shares of Common Stock and Warrants comprising the Units, which trade on The Nasdaq Capital Markets under the symbols CRTD and CRTDW, respectively. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Warrants, was approximately $7.7625 million.

On October 6, 2020, the Underwriters partially exercised the over-allotment option and on October 8, 2020, purchased an additional 258,750 Warrants, generating gross proceeds, before deducting underwriting discounts and commissions, of $2,587.50.

The 258,750 Warrants were issued pursuant to the registration statement on Form S-1 (File No. 333-238514) initially filed with the U.S. Securities and Exchange Commission on May 20, 2020 and declared effective on September 10, 2020.

Our Corporate History

Creatd, Inc., formerly Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Creatd”), is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Creatd’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Creatd’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. (“GTPH”) as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 39,091 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”). Seller’s Choice is digital e-commerce agency based in New Jersey (see Note 4).

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

Background of the Offering

See – “Recent Developments – WHE Agency Stock Acquisition”

THE OFFERING

Issuer	Creatd, Inc.

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Stockholders	224,503 Shares

Shares of Common Stock outstanding before the Offering	13,623,554 shares (1)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	13,848,057 shares

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Market for Common Stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “CRTD.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 14 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	The number of shares of Common Stock outstanding before and after the Offering is based on 13,623,554 shares outstanding as of August 20, 2021, and excludes the following:

●	2,363,187 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $7.82 per share;

●	6,433,496 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $4.88 per share;

●	281,768 shares of the Company’s common stock underlying convertible notes; and

●	977,798 shares of common stock reserved for future issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”).

RISK FACTORS

Our business, financial condition, results of operations, and cash flows may be impacted by a number of factors, many of which are beyond our control, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2020, the occurrence of any one of which could have a material adverse effect on our actual results. There have been no material changes to the Risk Factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2020.

USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders.

ACQUISTION OF MAJORITY INTEREST IN THIRD-PARTY TARGET

WHE Agency Stock Acquisition

On July 20, 2021 (the “Effective Date”), the Company entered into, through Creatd Partners, a Stock Purchase Agreement (the “Purchase Agreement”) with the Selling Stockholders, pursuant to which Creatd Partners acquired from the Selling Stockholders, subject to the terms and conditions of the Purchase Agreement and other related agreements (the “Transaction Documents”), 1,158,000 shares of common stock of WHE Agency, Inc. (“WHE Agency”), a talent management and public relations agency that primarily focuses on representation and management of family and lifestyle-focused influencers and digital creators. The equity interest acquired in the Transaction (as defined below) along with the Voting Agreements described below equals fifty-five (55%) of the voting power and forty-four (44%) of the ownership of WHE Agency’s issued and outstanding shares, determined on a fully diluted basis post-transaction.

In connection with entering into the Purchase Agreement, Creatd Partners entered into a certain Voting Agreement and Proxy (the “Voting Agreement”) with certain beneficial owners that collectively own 11% percent of WHE Agency’s issued and outstanding restricted common stock (“Restricted Stockholders”). Through the Voting Agreements entered into with the Restricted Stockholders, Creatd Partners effectively controls 55% of the total voting power of the Company in the aggregate. The Voting Agreements generally require that the stockholders who are party to the Voting Agreements vote or cause to be voted their WHE Agency shares and execute and deliver written consents and otherwise exercise all voting and other rights with respect to the WHE Agency shares at the direction of Creatd Partners. In addition, in connection with the Voting Agreements, the Restricted Stockholders delivered irrevocable proxies to Creatd Partners. The Voting Agreements terminate upon the twenty-year anniversary of executing the Voting Agreements.

Pursuant to the Purchase Agreement, the Selling Stockholders sold, transferred, assigned, conveyed and delivered to Creatd Partners their respective issued and outstanding shares of common stock in WHE Agency (the “Transaction”).  The aggregate closing consideration of the Transaction was $935,000, which consisted of a combination of cash, in the amount of $144,750 (“Cash Consideration”), and the remaining $790,250 issued to the Selling Stockholders in the form of 224,503, par value $0.001 per share, shares of the Company’s restricted common stock (“Closing Share Consideration”). Pursuant to the Purchase Agreement, the Company agreed to prepare and file with the SEC a registration statement covering the resale of those 224,503 of the shares of Common Stock (the “Shares”).

The Transaction closed on July 23, 2021 (the “Closing”). At the Closing, Sellers received their respective portion of the aggregate closing consideration in the form of a combination of Cash Consideration and Closing Share Consideration, except for 5% of the total Closing Share Consideration that will be subject to a twelve (12) month Indemnification Holdback Period, as defined in the Purchase Agreement.

The above disclosure contains only a brief description of the material terms of the Purchase Agreement and Voting Agreement and it does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the full text of the Purchase Agreement and Voting Agreement, the forms of which are attached as Exhibits 10.1 and 10.2, respectively, as well as to the Current Report on Form 8-K filed with the SEC on July 26, 2021, and are incorporated herein by reference.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of up to 224,503 shares of our Common Stock. For additional information regarding the issuance of the Common Stock, see “WHE Agency Stock Acquisition” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the Purchase Agreement, neither the Selling Stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The Selling Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the stockholders listed in the table below, and the donees, pledgees, transferees, assignees or other successors-in-interest and others who later come to hold any of the Selling Stockholders’ interest in shares of our Common Stock other than through a public sale, or any stockholders as may be named in one or more prospectus supplements, which will set forth the name of each of the stockholders and the number of securities beneficially owned by such stockholders that are covered by such prospectus supplement. In addition, Selling Stockholders may include stockholders who in the aggregate hold less than 1% of our outstanding Common Stock.

The following table sets forth, as of the date of this prospectus, the names and addresses of the Selling Stockholders and the maximum amount of shares of Common Stock that each Selling Stockholder may offer pursuant to this prospectus. The percentage of Common Stock owned by each Selling Stockholder, both prior to and following the offering of any shares of Common Stock pursuant to this prospectus, is based on 13,623,554 shares of Common Stock outstanding as of August 20, 2021, plus the Shares issuable to the Selling Stockholder pursuant to the Purchase Agreement. Information with respect to beneficial ownership is based on information obtained from such Selling Stockholder and publicly available information. Information with respect to shares beneficially owned after the offering assumes the sale of all the shares offered and no other purchases or sales of Common Stock.

	Before the Offering			After the Offering
Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares Being Offered	Number of Shares Retained	Percentage of Outstanding Shares
Peace Love Yoga Foundation, Inc. (1)	193,871	0.014%	193,871	0	0.00%
Tracy Willis (2)	30,632	0.002%	30,632	0	0.00%

(1)	The stockholder’s address is 300 Lenora St. P.O. Box 1596, Seattle, WA 98121-2411.

(2)	The stockholder’s address is 4803 SW Lander St., Seattle, WA 98116-2319. Following the consummation of the WHE Agency stock acquisition, Ms. Willis entered into an employment agreement pursuant to which she agreed assumed the position of WHE Agency’s Chief Executive Officer.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Creatd, Inc.

EXPERTS

Our consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://creatd.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021.

●	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, and for the quarter ended June 30, 2021, filed with the SEC on August 13, 2021.

●	Our Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 8, 2021, February 2, 2021, February 17, 2021, March 12, 2021, March 31, 2021, June 10, 2021, June 17, 2021, June 21, 2021, July 22, 2021, July 26, 2021, and August 19, 2021.

●	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 9, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Creatd, Inc.

2050 Center Avenue Suite 640

Fort Lee, NJ 07024

Telephone: (201) 258-3770

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$86.22
Legal fees and expenses	$29,500.00	*
Accounting fees and expenses	$7,500.00	*
Total	$37,086.22	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors and officers. Our Amended and Restated Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, State of New Jersey, on August 20, 2021.

Creatd, Inc.

By:	/s/ Jeremy Frommer
Name: Jeremy Frommer Title: Co-Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeremy Frommer, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeremy Frommer	Co-Chief Executive Officer	August 20, 2021
Jeremy Frommer	(Principal Executive Officer), Director

/s/ Chelsea Pullano	Chief Financial Officer	August 20, 2021
Chelsea Pullano	(Principal Financial and Accounting Officer)

/s/ Laurie Weisberg	Co-Chief Executive Officer, Director	August 20, 2021
Laurie Weisberg

/s/ Mark Standish	Chairman of the Board	August 20, 2021
Mark Standish

/s/ Leonard Schiller	Director	August 20, 2021
Leonard Schiller

/s/ LaBrena Martin	Director	August 20, 2021
LaBrena Martin

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1*	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 26, 2021)
10.2	Voting and Proxy Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 17, 2021)
23.1 *	Consent of Rosenberg Rich Baker Berman, P.A.
23.2 *	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)
24.1 *	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

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